EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and to the use of our report dated May 12, 2010 with respect to the balance sheet of Hudson Pacific Properties, Inc,; our report dated April 9, 2010 with respect to the combined financial statements and schedule of Hudson Pacific Properties, Inc. Predecessor; our report dated April 9, 2010 with respect to the combined statement of revenues and certain expenses of GLB Encino, LLC and Glenborough Tierrasanta, LLC; our report dated February 16, 2010 with respect to the statement of revenues and certain expenses of City Plaza; and our report dated April 9, 2010 with respect to the statements of revenues and certain expenses of Howard Street Associates, LLC, all included in the Amendment No. 2 to the Registration Statements on Form S-11 and related Prospectus of Hudson Pacific Properties, Inc. for the registration of its common stock.

/S/    ERNST & YOUNG LLP

Los Angeles, California

May 12, 2010